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                                  EXHIBIT E

BT ALEX. BROWN INCORPORATED            BANCAMERICA ROBERTSON STEPHENS
130 LIBERTY STREET                     231 SOUTH LASALLE STREET
NEW YORK, NY  10006                    CHICAGO, ILLINOIS  60697




                                 October 1, 1997


RCBA Purchaser I, L.P.
909 Montgomery Street
Suite 400
San Francisco, CA  94133
Attention:  John C. Walker,
            Managing Director

Fremont Purchaser II, Corp.
50 Fremont Street
Suite 3700
San Francisco, CA  94105
Attention:  James T. Farrell,
            President

Kinetic Concepts, Inc.
8023 Vantage Drive
P.O. Box 659508
San Antonio, TX  78285-9508
Attention:  Mr. Raymond R. Hannigan

Re:  Kinetic Concepts, Inc.

Ladies and Gentlemen:

            You have advised BT Alex. Brown Incorporated ("BT Alex. Brown") and BancAmerica Robertson Stephens ("BRS") that RCBA Purchaser I, L.P. ("RCBA") and Fremont Purchaser II, Corp. ("Fremont"), together with certain other investors satisfactory to us (RCBA, Fremont and such other investors being herein collectively referred to as the "New Investor Group"), intend to invest in a leveraged recapitalization transaction (the "Recapitalization") involving Kinetic Concepts, Inc. (the "Company"). We understand that the Recapitalization will be accomplished through the repurchase by the Company of all of its shares of common stock (including certain options) other than at least $200.5 million of shares of common stock and options (the "Rollover Shares") to be retained by certain existing stockholders of the Company, including members of the Com-

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pany's Board of Directors and/or management (the "Rollover Shareholders" and, together with the New Investor Group, the "Buyers"), for a maximum aggregate repurchase price not to exceed $655.0 million (the "Repurchase Shares"), and through the investment of not less than $355.2 million in equity in the Company (the "Equity Financing"), including the contribution of at least $200.1 million of Rollover Shares by the Rollover Shareholders and the purchase by the New Investor Group of not less than $155.1 million of shares of the Company's common stock directly from the Company (the "Equity Securities"); provided, that to the extent the Buyers increase the amount of Rollover Shares above $200.1 million after the date hereof, the amount of Rollover Shares shall be increased and the amount of Repurchase Shares and Equity Securities shall be decreased by the same amount; provided that in no event shall the Equity Securities be less than $125 million. In addition, in connection with the Recapitalization and related transactions, fees and expenses of up to $44 million will be paid. Upon consummation of the Recapitalization, the Buyers will own at least 66 2/3% of the then outstanding shares of Company common stock.

            You have advised BT Alex. Brown and BRS that the Recapitalization would be accomplished through a tender offer (the "Tender Offer") followed by a merger of corporations or other legal entities newly formed by the New Investor Group with the Company (the "Merger") pursuant to which all shares of common stock not tendered (in each case, other than Rollover Shares) will be cashed out. It is expected that the Tender Offer will be financed through (i) borrowings of up to $530 million under a senior secured credit facility to be provided to the Company (the "Credit Facility"), of which $300.0 million will be available to the Company under term loan facilities (the "Term Loans"), up to $130.0 million will be available to the Company under a tender facility, up to $50.0 million will be available to the Company under a revolving credit facility (the "Revolving Loans") and up to $50.0 million will be available to the Company under an acquisition facility (the "Acquisition Loans"), (ii) cash equity investments from the New Investor Group of the Equity Securities, but in no event shall the Equity Securities be less than $125 million, and (iii) cash on hand of the Company of $23.0 million or in lieu thereof ownership of RIK Medical, L.L.C. and RIK Medical East L.L.C. (collectively "RIK Medical").

            You have further advised us that the amount of funds necessary to refinance a portion of the Credit Facility on the date which is twenty one days after the closing of the Credit Facility will be provided through the proceeds from the sale of
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not less than $200.0 million of senior subordinated notes (the "Securities")
(which Securities may be issued with an equity component depending upon market conditions) to be issued by the Company (or, in lieu thereof, not less than $200.0 million of certain subordinated bridge financing made available to the Company (the "Bridge Financing")). You have further advised us that the Revolving Loans and Acquisition Loans will also be used to provide for working capital purposes, letters of credit and other corporate purposes, including permitted acquisitions, of the Company and its subsidiaries upon consummation of the Recapitalization; provided that no more than $25.0 million of Revolving Loans and Acquisition Loans shall be drawn on the closing date of the Merger (the "Closing Date") ($48.0 million if the acquisition of Rik Medical has been consummated prior to the Closing Date). Upon consummation of the Recapitalization, the Company and its subsidiaries will have no indebtedness other than the Credit Facility and the Securities (or, in lieu thereof, the Bridge Financing). To the extent the Securities are placed on or prior to the date which is twenty one days after the closing of the Credit Facility, the Credit Facility will be refinanced at such time. The Recapitalization, together with the issuance of the Securities (or, in lieu thereof, the Bridge Financing), the issuance of the Equity Securities, and the transactions contemplated by the definitive documents evidencing the Credit Facility and all related collateral and guarantees (collectively, the "Bank Documents"), are hereinafter referred to as the "Transactions."

            You have asked BT Alex. Brown and BRS to assist you, as exclusive underwriters or exclusive placement agents, in raising a portion of the funds required to consummate the Recapitalization through the sale or placement of the Securities.

            The purpose of this engagement letter (this "Engagement Letter") is to confirm the engagement by you of BT Alex. Brown and BRS as exclusive underwriters or placement agents in connection with the issuance or sale (whether pursuant to a public offering or a private placement) of the Securities for cash in connection with the Recapitalization.

            1. Retention. You hereby retain BT Alex. Brown and BRS on an exclusive basis, and BT Alex. Brown and BRS agree to act, as exclusive joint co-lead managing underwriters or placement agents (with BT Alex. Brown as book running manager) in connection with the issuance or sale of $200.0 million of senior subordinated notes of the Company for cash in connection with the financing of the Recapitalization. Consistent with such appointments and subject to the last sentence of this Sec-

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tion 1, BT Alex. Brown and BRS will act as the Company's exclusive underwriters or placement agents with regard to each such proposed issuance pursuant to the terms of an underwriting or placement agreement and related transaction documents (collectively, the "Purchase Agreement"). The Purchase Agreement shall set forth the terms and conditions, including the discounts, commissions and fees, applicable to the respective transaction (and shall not be inconsistent with the terms of this Engagement Letter). Neither you nor the Company shall, directly or indirectly (except through BT Alex. Brown and BRS or as otherwise approved by BT Alex. Brown and BRS), sell or offer to sell any equity or debt security for cash or property in connection with the financing of the Recapitalization or any related refinancings (other than (a) loans incurred under and pursuant to the Credit Facility, (b) the Equity Securities and (c) any bridge loans incurred by the Company pursuant to the Bridge Financing (the foregoing, collectively, the "Permitted Dispositions")) during the term of this Engagement Letter. Any such offer, sale or other disposition of any equity or debt security for cash or property (other than a Permitted Disposition) during the term of this Engagement Letter will be treated for purposes of Section 2 as if such sale or disposition were undertaken by BT Alex. Brown and BRS directly. Notwithstanding anything to the contrary contained herein or any oral representations or assurances previously or subsequently made by the parties, this Engagement Letter is not intended to be and does not constitute a commitment or obligation by BT Alex. Brown or BRS to act as an underwriter or placement agent in connection with any offering or sale of securities; and no liability or obligation on the part of BT Alex. Brown or BRS to proceed with or participate in an offering of securities by the Company shall be created or exist unless or until BT Alex. Brown or BRS have executed and delivered a Purchase Agreement and then only in accordance with the terms and conditions set forth therein.

            2. Fees. As compensation for the services of BT Alex. Brown and BRS hereunder, you shall pay to BT Alex. Brown and BRS the following non-refundable fees:

            (a) an underwriting or placement fee of 3.0% of the gross proceeds from the issuance of the Securities and any securities related to the Securities included within the engagement described in Section 1, payable 50% to BT Alex. Brown and 50% to BRS at the closing of such issuance; and

            (b) all reasonable legal and out-of-pocket expenses (including allocated internal legal expenses)

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      incurred by BT Alex. Brown or BRS in connection with the contemplated transaction.

            To the extent BT Alex. Brown or BRS performs services other than the services specified in Section 1, each of you shall jointly and severally pay, or cause to be paid, to BT Alex. Brown or BRS, as the case may be, additional fees and/or commissions customary under the circumstances, to be agreed upon in writing by each of you and BT Alex. Brown or BRS, as the case may be, in advance of the performance thereof.

      3.    Other Agreements.

      (a) Term. The engagement of BT Alex. Brown and BRS hereunder may be terminated (i) by either BT Alex. Brown or BRS at any time, or (ii) by you after the earliest to occur of (1) the termination of the Recapitalization Agreement in accordance with its terms, (2) the use of the proceeds of the sale of the Securities contemplated by this Engagement Letter or (3) the second anniversary after the consummation of the Recapitalization, by prior written notice thereof to BT Alex. Brown and BRS; provided, however, that the provisions of Sections 2 (with respect to any fees earned prior to the date of such termination) and 3 shall survive such termination with respect to the Company only and RCBA and Fremont shall be released from all obligations hereunder and under the Indemnity Letter described in Section 3(c).

      (b) Information. During the course of the term of this Engagement Letter, you shall furnish BT Alex. Brown and BRS with such information about the Company as BT Alex. Brown and BRS reasonably request to be included in a private placement memorandum, offering circular or other disclosure document ("Company Information"). You represent and warrant to BT Alex. Brown and BRS that all Company Information included in the private placement memorandum will be complete and correct in all material respects and will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of




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            the circumstances under which such statements are made, not materially misleading, in each case as of the date of such memorandum. You agree to advise BT Alex. Brown and BRS during the period of the engagement of all developments known to you materially affecting the Company or the accuracy of Company Information previously furnished to BT Alex. Brown, BRS or prospective purchasers of Securities. In addition, any representations and warranties made by the Company to purchasers of the Securities shall be deemed to be incorporated into this Engagement Letter and any opinions delivered by or on behalf of the Company to the purchasers of any Securities shall expressly provide that BT Alex. Brown and BRS may rely upon such opinions. You acknowledge that BT Alex. Brown, BRS and their affiliates may share with each other, any information related to you or your respective affiliates (including information relating to creditworthiness), or the Recapitalization or the financing thereof, provided that BT Alex. Brown, BRS and such affiliates agree to hold any non-public information confidential in accordance with their respective customary policies. You acknowledge that BT Alex. Brown, BRS and their affiliates may share with each other, any information related to you or the Company and your and their respective affiliates (including information relating to creditworthiness), or the Recapitalization or the Transactions, provided that BT Alex. Brown, BRS and such affiliates agree to hold any non-public information confidential in accordance with their respective customary policies related to non-public information.

      (c) Indemnification. Each of you, on behalf of yourself and the Company, jointly and severally agree to indemnify BT Alex. Brown, BRS and their affiliates and each person in control of BT Alex. Brown, BRS and their affiliates and their respective officers, directors, employees, agents and representatives and their respective affiliates and control persons, in accordance with the Indemnity

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            Letter dated the date hereof and attached hereto.

      (d) Other Services. You acknowledge and agree that BT Alex. Brown and/or BRS and/or their affiliates may be requested to provide additional services with respect to you and/or the Company, the Recapitalization or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to you and BT Alex. Brown or BRS (or any such affiliate). Nothing in this Engagement Letter is intended to obligate or commit BT Alex. Brown or BRS or any of their affiliates to provide any services or financing other than as set out herein.

      (e) No Shareholder Rights. You acknowledge and agree that BT Alex. Brown and BRS have been retained only by you and that your engagement of BT Alex. Brown and BRS is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, owner or partner of you or any other person not a party hereto (other than the Company) as against BT Alex. Brown or BRS or any of their affiliates or the respective directors, officers, employees, agents and representatives of BT Alex. Brown or BRS and their affiliates. Unless otherwise expressly agreed, no person or entity other than you, the Company and any parent holding company of Company is authorized to rely upon your engagement of BT Alex. Brown and BRS or any statements, advice, opinions, or conduct by BT Alex. Brown or BRS.

      (f) Tombstone, Etc. Upon consummation of the transactions contemplated hereby, BT Alex. Brown and BRS may place the customary "tombstone" advertisement(s) in publication(s) of its choice at its own expense. You confirm that you and the Company will rely on your respective counsel, accountants and other similar expert advisors for legal,

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            accounting, tax and other similar expert advice.

      (g) Miscellaneous. This Engagement Letter may be executed in two or more counterparts, all of which together shall be considered a single instrument. The term "affiliate" as used herein shall have the meaning ascribed to such term in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. This Engagement Letter constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and cannot be amended or otherwise modified except in writing executed by the parties hereof.

      (h) Successors and Assigns. The provisions of this Engagement Letter shall inure to the benefit of and be binding upon the successors and assignees of RCBA, Fremont, the Company, BT Alex. Brown and BRS. BT Alex. Brown or BRS may transfer or assign, in whole or from time to time in part, to one or more of their affiliates, their rights and obligations hereunder, but no such transfer or assignment will relieve BT Alex. Brown or BRS of their obligations hereunder without your prior written consent. By your acceptance hereof, each of you agrees to undertake the obligations described herein on your own behalf and on behalf of the Company, all such obligations to be joint and several, except that following the consummation of the Recapitalization all obligations of RCBA and Fremont shall be solely the obligations of the Company, and RCBA and Fremont shall be released from all such obligations.

      (i) GOVERNING LAW. THIS ENGAGEMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION

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            ARISING OUT OF THIS ENGAGEMENT LETTER OR CONDUCT IN CONNECTION WITH
            THIS ENGAGEMENT IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS ENGAGEMENT LETTER OR ANY OF THE MATTERS CONTEMPLATED HEREBY.

         [Remainder of page intentionally left blank]

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            We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.


                                    Very truly yours,

                                    BT ALEX. BROWN INCORPORATED


                                    By:      /s/ Kate W. Cook
                                          __________________________
                                          Name:  Kate W. Cook
                                               _____________________
                                          Title: Managing Director
                                                ____________________

                                    BANCAMERICA ROBERTSON STEPHENS


                                    By:      /s/ Bruce R. Thompson
                                          __________________________
                                          Name:  Bruce R. Thompson
                                               _____________________
                                          Title: Managing Director
                                                ____________________


AGREED AND ACCEPTED this 1st day of October, 1997:

RCBA PURCHASER I, L.P.


By:       /s/ N. Colin Lind
   ______________________________________
      Name:   N. Colin Lind
           ______________________________
      Title:  A General Partner


FREMONT PURCHASER II, INC.


By:     /s/ R.S. Kopf
   _______________________________________
      Name: R.S. Kopf
           _______________________________
      Title: General Counsel and Secretary
            ______________________________


KINETIC CONCEPTS, INC.


By:      /s/ Raymond R. Hanningan
   _______________________________________
      Name:  Raymond R. Hanningan
           _______________________________
      Title: President and Chief Executive
             Officer